Exhibit 99.1

ROSEHILL RESOURCES ANNOUNCES 2017 PROVED RESERVES MORE THAN

DOUBLED TO 31 MILLION BOE WITH PV-10 VALUE

MORE THAN QUADRUPLING

PROVIDES OPERATIONAL UPDATE

HOUSTON, January 18, 2018 /Globe Newswire/ — Rosehill Resources Inc. (“Rosehill” or the “Company”) (NASDAQ: ROSE, ROSEW, ROSEU) announced year-end 2017 proved reserves rose to 31.1 million barrels of oil equivalent (“MMBOE”), up 135% from 13.2 MMBOE at year-end 2016. Rosehill’s reserve estimates as of December 31, 2017 and 2016 were prepared by Ryder Scott Company, L.P. The Company also provides a brief operational update focused on the preliminary development plan of the White Wolf acquisition acreage in 2018.

Highlights and Recent Key Items:

•	Increased proved reserves to 31.1 MMBOE (determined under SEC guidelines) with a PV-10 of $368 million at year-end 2017, up 135% and 353%, respectively, from December 31, 2016 (see Non-GAAP Measure disclosure below for discussion of PV-10);

•	Proved reserve additions of 21.1 MMBOE resulted in a reserve replacement ratio of 997% (total of extensions, discoveries, revisions, and purchases, divided by annual production using midpoint of 2017 guidance);

•	Year-end reserves had no amounts attributable to the recent White Wolf acquisition in Pecos County, Texas; and

•	Drilling on new White Wolf acquisition acreage to begin in late first quarter or early second quarter of 2018.

J.A. (Alan) Townsend, Rosehill’s President and Chief Executive Officer, commented, “We are very pleased with the substantial growth we achieved in our proved reserves during 2017. This reserve growth translates to strong production increases, which is highlighted in our 2018 guidance and 2019 preliminary forecast. As we further validate our Gen 3 type curves, we should continue to see positive revisions to our current booked reserves. In December, we closed on the White Wolf acquisition which has more than doubled our acreage position and potential locations, but the 2017 year-end reserves have no amounts attributable to this acquisition. Our total proved, probable and possible reserves totaled 105.9 MMBOE, and as we continue drilling in our Loving Country area and begin to prove-up the White Wolf acreage in 2018, we expect significant reserve growth throughout 2018.

We are very optimistic as we enter 2018 based on our significant ongoing operational success and stronger oil prices. We spent 2017 ramping up production and that will continue in 2018 as we will be getting to a size and scale that adds operational and financial efficiencies that will allow us to add significant value to our shareholders.”

Reserves Update

Rosehill’s proved reserves increased 135% from year-end 2016 to 31.1 MMBOE at December 31, 2017, consisting of 59% oil, 20% natural gas liquids (“NGLs”) and 21% natural gas. The Company’s probable and possible reserves at December 31, 2017 were 3.1 MMBOE and 71.6 MMBOE, respectively.

The PV-10 value at SEC pricing of $51.34 per barrel of oil, $31.82 per barrel of NGLs and $2.98 per thousand cubic feet of natural gas increased 353% from December 31, 2016 to $368 million. In 2017, the Company added 18.0 MMBOE of reserves through extensions and discoveries, 2.6 MMBOE through positive revisions and 0.5 MMBOE through acquisitions. These additions were slightly offset by the divestiture of its Barnett Shale reserves of 1.0 MMBOE and preliminary 2017 production estimate of 2.1 MMBOE. All of Rosehill’s reserves are now located in the Delaware Basin. The 2017 reserve estimates do not include any reserves attributable to the net acreage purchased in the White Wolf acquisition that the Company closed in December 2017.

Operational Update

In late December, the Company’s net daily production exceeded 10,000 net BOE. This rate is expected to fluctuate this month with impacts in daily rates due to weather and simultaneous operations downtime and several new wells coming on line. Rosehill continues to demonstrate and expect strong production growth in 2018 and beyond and currently has two rigs drilling and one dedicated frac crew.

The Company has created a preliminary development plan for the recently acquired White Wolf acreage in Pecos County. Rosehill is beginning facility and location work in February and the first well is expected to spud in the White Wolf area in late first quarter or early second quarter, with early well results expected this summer. The Company expects its 2018 plans in the White Wolf acreage will include horizontal wells in the Wolfcamp A and Wolfcamp B horizons, drilling extended laterals, gathering significant data and performing scientific analysis.

Rosehill has posted an updated investor presentation, on the Company’s website www.rosehillresources.com, with additional details on the reserve and operational updates discussed above.

About Rosehill Resources Inc.

Rosehill Resources Inc. is an oil and gas exploration company with producing assets in Texas and New Mexico with its investment activity focused in the Delaware Basin portion of the Permian Basin. The Company’s strategy for growth includes the organic development of its two core acreage areas in Loving and Lea counties, and Pecos and Reeves counties, as well as focused acquisitions in the Delaware Basin.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. All statements, other than statements of historical fact included in this communication, regarding our opportunities in the Delaware Basin, our strategy, future operations, financial position, estimated results of operations, future earnings, future capital spending plans, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “will,” “project,” “guidance,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

You should not place undue reliance on these forward-looking statements. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements in this communication are reasonable, no assurance can be given that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, the ultimate timing, outcome and results of integrating the    assets acquired in the White Wolf acquisition into its business and its ability to realize the anticipated benefits, commodity price volatility, inflation, lack of availability of drilling and completion equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks and uncertainties discussed under Risk Factors in the Company’s Registration Statement on Form S-3, as amended, filed with the SEC on June 14, 2017, and in other public filings with the Securities and Exchange Commission (the “SEC”) by the Company. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this communication. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this communication.

Non-GAAP Measure and 3P Reserves

PV-10 is a non-GAAP financial measure and represents the period-end present value of estimated future cash inflows from Rosehill’s reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows and using SEC pricing assumptions in effect at the end of the period. PV-10 differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes. Moreover, GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves. Because PV-10 estimates of probable and possible reserves are more uncertain than PV-10 and standardized measure estimates of proved reserves, but have not been adjusted for risk due to that uncertainty, they may not be comparable with each other. Nonetheless, Rosehill believes that PV-10 estimates for reserve categories other than proved present useful information for investors about the future net cash flows of its reserves in the absence of a comparable GAAP measure such as standardized measure. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from reserves on a more comparable basis. At this time, Rosehill is unable to provide a reconciliation of PV-10 to a standardized measure because Rosehill has not yet finalized its calculation of the effects of income taxes for the year ended December 31, 2017. Rosehill expects to include a full reconciliation of PV-10 as of December 31, 2017 to standardized measure in its Form 10-K for the year ended December 31, 2017. Neither PV-10 nor standardized measure represents an estimate of fair market value of Rosehill’s oil and natural gas properties. Rosehill and others in the industry use PV-10 as a measure to compare the relative size and value of estimated reserves held by companies without regard to the specific tax characteristics of such entities.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserve estimates (collectively, “3P”). Rosehill has provided estimates for proved, probable and possible reserves within this presentation in accordance with SEC guidelines and definitions. However, Rosehill notes that the SEC prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category. The estimates for proved, probable and possible reserves as of December 31, 2017 have been prepared by Ryder Scott Company, L.P., Rosehill’s independent reserve engineers.

Contact Information:

Alan Townsend	Craig Owen
President and Chief Executive Officer	Chief Financial Officer
281-675-3400	281-675-3400